Exhibit 99

THE NEWHALL LAND AND FARMING COMPANY 23823 Valencia Blvd. • Valencia, CA 91355 • (661) 255-4000

FOR IMMEDIATE RELEASE	Investor Contact:	Erik Higgins
(661) 255-4064

	Media Contact:	Marlee Lauffer
(661) 255-4247

LENNAR AND LNR COMPLETE NEWHALL LAND DUE DILIGENCE

VALENCIA, California, September 4, 2003— The Newhall Land and Farming Company (NYSE/PSE: NHL), announced today that Lennar Corporation (NYSE: LEN and LEN.B) and LNR Property Corporation (NYSE: LNR) have completed their due diligence in connection with the previously announced acquisition of the Company, and the Lennar/LNR venture has deposited $25 million into escrow as contemplated by the Agreement and Plan of Merger between Newhall Land and the Lennar/LNR venture.

The transaction remains subject to approval of Newhall Land’s unitholders, approval by the California Public Utilities Commission (CPUC) of the change of control of the Company’s wholly-owned subsidiary, Valencia Water Company, expiration or termination of the Hart-Scott-Rodino Act waiting period, as well as customary closing conditions.

Gary Cusumano, president and chief executive officer of The Newhall Land and Farming Company, said, “Lennar and LNR representatives did a thorough review of our Company and its holdings and we are pleased with their announcement to move forward with the transaction.  We will now focus our efforts on presenting the transaction to our unitholders for approval later this year and obtaining the necessary approval from the CPUC.”

On July 24, the Company filed a Form 8-K Current Report with the Securities and Exchange Commission (SEC), which included a copy of the Agreement and Plan of Merger and the joint press release dated July 21, 2003.  The application for change of control of Valencia Water Company was filed with the CPUC on August 18.  The Company is preparing a proxy statement seeking unitholder approval of the transaction, which will be filed with the SEC prior to being mailed to unitholders.  It is anticipated that the proxy statement will be mailed to unitholders in the fourth quarter of this year.  The projected closing date for the transaction remains the middle of 2004.

Newhall Land is a premier community planner.  Its primary activities are planning the communities of Valencia and Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 34,000 acres, 30 miles north of downtown Los Angeles.

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements.  Among the factors that could affect the transaction are delay in receipt or denial of government approvals, failure to obtain or delay in obtaining the approval of the unitholders and failure or delay in achieving other conditions to the closing of the transaction as set forth in the Agreement and Plan of Merger.  In addition, among the factors that could cause actual results of the Company to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise affect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

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